Prospectus Supplement To Prospectus Dated December 28, 2015	Filed Pursuant to Rule 424(b)(3) Registration No. 333-208576

The Habit Restaurants, Inc.

Up to 14,501,236 Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated December 28, 2015, of The Habit Restaurants, Inc., which is part of a registration statement on Form S-3 (File No. 333-208576) (the “Prospectus”) filed with the Securities and Exchange Commission relating to the public offering and sale of securities by the selling stockholders as described therein. This prospectus supplement should be read in conjunction with the Prospectus, as supplemented to date, and this prospectus supplement is qualified by reference to the Prospectus, as supplemented to date, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is provided solely to update the selling stockholder table included in the Prospectus with respect to the number of shares of Class A and Class B common stock, as well as the number of LLC Units beneficially owned by (i) investment funds affiliated with KarpReilly, LLC, (ii) PEG U.S. Direct Corporate Finance Institutional Investors III LLC, (iii) 522 Fifth Avenue Fund, L.P. and (iv) PEG U.S. Pooled Corporate Finance Institutional Investors III LLC, along with other selling stockholders.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated December 28, 2015, with respect to the securities described above, including any amendments or supplements thereto.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 4 of the Prospectus and set forth in the documents incorporated by reference therein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 31, 2016.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to amend, supplement and correct the information that appears under the caption “Selling Stockholders” in the Prospectus. Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

SELLING STOCKHOLDERS

The selling stockholders named below may offer from time to time in the future up to an aggregate of 11,002,327 shares of our Class A common stock, as of May 26, 2016. As of May 26, 2016, the selling stockholders collectively hold 9,535,949 LLC Units in The Habit Restaurants, LLC and 1,466,378 restricted shares of Class A common stock. Pursuant to the terms of the LLC Agreement, each LLC Unit of The Habit Restaurants, LLC held by the selling stockholders is exchangeable for, generally, at the option of The Habit Restaurants, Inc. (such determination to be made by the disinterested members of our board of directors), (i) shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications or (ii) cash consideration (generally calculated based on the volume-weighted average price of the Class A common stock of The Habit Restaurants, Inc., as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A common stock of The Habit Restaurants, Inc. for the 15 trading days immediately prior to the delivery date of a notice of exchange). At any time that an effective registration statement is on file with the SEC with respect to the shares of Class A Common Stock to be issued upon an exchange, The Habit Restaurants, Inc. may not provide cash consideration upon an exchange to a Continuing LLC Owner without the Continuing LLC Owner’s prior consent.

The following table sets forth the selling stockholders’ beneficial ownership of our Class A common stock as of May 26, 2016. Each selling stockholder has the right to exchange any (but no less than 1,000 LLC Units, except with our consent) or all of such selling stockholder’s LLC Units in accordance with the LLC Agreement. The number and percentage of shares beneficially owned after this offering for each selling stockholder assumes the exchange by the selling stockholders of all LLC Units owned by them for the equivalent number of our shares of Class A common stock and sale of all such shares offered by the selling stockholders and that each selling stockholder does not acquire any additional shares or units. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

The selling stockholders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, LLC Units or shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below. The maximum number of shares of Class A common stock offered hereby assumes the selling stockholders exchange all of their LLC Units held on the date on which they provided the information set forth in the table below and we elect to satisfy all exchange requests by issuing only shares of Class A common stock. Assuming we do issue shares of our Class A common stock to a holder of LLC Units upon an exchange, such holder may offer for sale all, some or none of such shares of Class A common stock. Therefore, it is difficult to estimate with any degree of certainty the aggregate number of shares that the selling stockholders will ultimately offer pursuant to this prospectus or that the selling stockholders will ultimately own upon completion of the offering to which this prospectus relates. The following table does not take into effect any restrictions on ownership or transfer as described in “Description of Capital Stock.”

Information about additional selling stockholders, if any, including their identities and the Class A common stock to be registered on their behalf, may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. Information concerning the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference into this prospectus if and when necessary.

The selling stockholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer the shares of our Class A common stock offered by this prospectus:

	LLC Units (and an equivalent number of shares of Class B common stock) owned prior to the date of this prospectus supplement		Number of LLC Units to be exchanged (and an equivalent number of shares of Class B common stock to be cancelled) in this offering(+)(1)		LLC Units (and an equivalent number of shares of Class B common stock) owned following this offering (+)		Shares of Class A common stock owned prior to the date of this prospectus supplement (×)		Shares of Class A common stock that may be sold in this offering(^)(2)		Shares of Class A common stock owned following this offering (×)(3)
Name of beneficial owner (4)	No.	%	No.	%	No.	%(5)	No.	%(6)	No.	%(5)	No.	%(5)
Adam Baird	45,603	*	45,603	*	—	*	116	*	45,603	*	116	*
Alice Elliot	4,506	*	4,506	*	—	*	—	—	4,506	*	—	—
Axiom Partners LLC	99,552	*	99,552	*	—	*	—	—	99,552	*	—	—
Bendel Family Trust, dated August 27, 2004	718,958	2.8	718,958	2.8	—	*	2,166	*	718,958	2.8	2,166	*
Benjamin Ivie	3,293	*	3,293	*	—	*	—	—	3,293	*	—	—
Brent Reichard and Affiliates(7):
Brent Reichard	288,490	1.1	288,490	1.1	—	*	—	—	288,490	1.1	—	—
Habit Founders, LLC	448	*	448	*	—	*	—	—	448	*	—	—
Reichard Bros. Enterprises, Inc.	873,965	3.4	873,965	3.4	—	*	—	—	873,965	3.4	—	—
Christopher Corners	1,717	*	1,717	*	—	*	—	—	1,717	*	—	—
Christopher Schlueter	8,506	*	8,506	*	—	*	—	—	8,506	*	—	—
Christopher Wadeleigh	3,090	*	3,090	*	—	*	—	—	3,090	*	—	—
Elliot-Herbst Family Trust, LLC	30,502	*	30,502	*	—	*	—	—	30,502	*	—	—
Eric Simoni	7,590	*	7,590	*	—	*	—	—	7,590	*	—	—
Francisco Silva	4,557	*	4,557	*	—	*	—	—	4,557	*	—	—
Fresh Concepts, LLC	200,000	*	200,000	*	—	*	—	—	200,000	*	—	—
Gabor Ron Elody	13,335	*	13,335	*	—	*	155	*	13,335	*	155	*
Gerardo Jaimez	5,913	*	5,913	*	—	*	—	—	5,913	*	—	—
Greg Hanssen	3,310	*	3,310	*	—	*	—	—	3,310	*	—	—
Ira Fils	263,553	1.0	263,553	1.0	—	*	1,547	*	263,553	1.0	1,547	*
Jaime Ramos	6,056	*	6,056	*	—	*	—	—	6,056	*	—	—
Joaquin Soto	6,390	*	6,390	*	—	*	—	—	6,390	*	—	—
John Thomas	9,608	*	9,608	*	—	*	—	—	9,608	*	—	—
Jorge Ceja	6,058	*	6,058	*	—	*	—	—	6,058	*	—	—
Jose Valdez	5,913	*	5,913	*	—	*	—	—	5,913	*	—	—
Juan Camarena	8,257	*	8,257	*	—	*	—	—	8,257	*	—	—
Julius Lopez	8,257	*	8,257	*	—	*	—	—	8,257	*	—	—

KarpReilly and Affiliates(8):
Habit Restaurant Co-Invest, LLC	—	—	—	—	—	*	1,378,225	8.4	1,378,225	5.3	—	—
KarpReilly HB Co-Invest, LLC	1,443,512	5.5	1,443,512	5.5	—	*	—	—	1,443,512	5.5	—	—
KarpReilly Investments, LLC	1,977,129	7.6	1,977,129	7.6	—	*	—	—	1,977,129	7.6	—	—
KarpReilly GP, LLC	387,847	1.5	387,847	1.5	—	*	88,153	*	476,000	1.8	—	—
PEG U.S. Direct Corporate Finance Institutional Investors III LLC	382,727	1.5	382,727	1.5	—	*	—	—	382,727	1.5	—	—
522 Fifth Avenue Fund, L.P.	3,866	*	3,866	*	—	*	—	—	3,866	*	—	—
PEG U.S. Direct Corporate Finance Institutional Investors III LLC(9)	816,750	3.1	816,750	3.1	—	*	39,329	*	856,079	3.3	—	—
PEG U.S. Pooled Corporate Finance Institutional Investors III LLC(10)	653,400	2.5	653,400	2.5	—	*	31,465	*	684,865	2.6	—	—
522 Fifth Avenue Fund, L.P. (9)	14,850	*	14,850	*	—	*	750	*	15,600	*	—	—
Kiavosh Mazarei	8,257	*	8,257	*	—	*	—	—	8,257	*	—	—
Lawrence Cousins	41,468	*	41,468	*	—	*	—	—	41,468	*	—	—
Leonard Marquez	6,072	*	6,072	*	—	*	—	—	6,072	*	—	—
Lisa Zaroff	6,656	*	6,656	*	—	*	—	—	6,656	*	—	—
Luis Morales	4,557	*	4,557	*	—	*	—	—	4,557	*	—	—
Maricela Gutierrez	6,656	*	6,656	*	—	*	—	—	6,656	*	—	—
Matthew Hood	66,829	*	66,829	*	—	*	3,155	*	66,829	*	3,155	*
Michael Mirkil	48,479	*	48,479	*	—	*	—	—	48,479	*	—	—
Michael Repetti	34,505	*	34,505	*	—	*	—	—	34,505	*	—	—
Michele Lange	5,715	*	5,715	*	—	*	100	*	5,715	*	100	*
Oscar Jeronimo	5,715	*	5,715	*	—	*	—	—	5,715	*	—	—
Paulo Salgado	13,275	*	13,275	*	—	*	155	*	13,275	*	155	*
Peter Whitwell	68,931	*	68,931	*	—	*	387	*	68,931	*	387	*
Raymond Nopper	51,497	*	51,497	*	—	*	348	*	51,497	*	348	*
Robert Ploughe	12,011	*	12,011	*	—	*	155	*	12,011	*	155	*
Robert Wach	10,632	*	10,632	*	—	*	116	*	10,632	*	116	*
Ronald Obando	7,590	*	7,590	*	—	*	—	—	7,590	*	—	—
Rosendo Hernandez	8,308	*	8,308	*	—	*	—	—	8,308	*	—	—
2015 Friend Family Trust	94,051	*	94,051	*	—	*	309	*	94,051	*	309	*
Sam Samra	6,656	*	6,656	*	—	*	—	—	6,656	*	—	—
Serritella Family Trust	277,876	1.1	277,876	1.1	—	*	851	*	277,876	1.1	851	*

Steven Standlea	3,494	*	3,494	*	—	*	—	—	3,494	*	—	—
Tanya Corners	21,647	*	21,647	*	—	*	116	*	21,647	*	116	*
Teresa DeHart	1,062	*	1,062	*	—	*	—	—	1,062	*	—	—
The BWH Family Trust Dated August 3, 2011	35,135	*	35,135	*	—	*	—	—	35,135	*	—	—
The David C. Nordahl Living Trust u/d/t dated November 22, 2004	324,193	1.2	324,193	1.2	—	*	—	—	324,193	1.2	—	—
The Phillips Family Trust	42,373	*	42,373	*	—	*	116	*	42,373	*	116	*
Tony Warren	7,594	*	7,594	*	—	*	—	—	7,594	*	—	—
Valentin Alvarez	7,207	*	7,207	*	—	*	—	—	7,207	*	—	—

*	Represents beneficial ownership of less than 1%
(+)	Subject to the terms of the LLC Agreement, Continuing LLC Owners will exchange, on a one-for-one basis, their LLC Units for newly-issued shares of Class A common stock, to the extent they offer or sell shares of Class A common pursuant to this prospectus (and an equivalent number of shares of Class B common stock held by such selling stockholders will be cancelled in connection with each such LLC Unit exchange). See “Certain Relationships and Related Transactions, and Director Independence—The Habit Restaurants, LLC Limited Liability Company Agreement” in our Annual Report.
(×)	Includes (i) 3,000 shares of Class A common stock acquired under the Company’s Directed Share Program which are not included in this registration statement, (ii) 6,792 shares of Class A stock that have been granted as underlying restricted stock units pursuant to the Company’s 2014 Omnibus Incentive Plan and have vested which are not included in this registration statement, (iii) 1,466,378 restricted shares of Class A common stock previously issued to an affiliate of certain Continuing LLC Owners and (iv) 71,544 shares of Class A common stock held by certain Continuing LLC Owners that have exchanged their LLC Units (and cancelled a corresponding number of shares of Class B common stock) for such shares of Class A common stock.
(^)	Includes the shares of Class A common stock to be offered or sold by the Continuing LLC Owners after giving effect to the exchange of their respective LLC Units.
(1)	Assumes all LLC Units are exchanged (and all shares of Class B common stock are cancelled) for shares of Class A common stock.
(2)	None of the shares of Class A common stock (a) acquired under the Company’s Directed Share Program or (b) received as underlying grants of restricted stock units will be sold in the offering.
(3)	Assumes the sale by the selling stockholders of all shares of Class A common stock registered pursuant to this prospectus.
(4)	Unless otherwise noted, the address for each beneficial owner listed on the table is c/o The Habit Restaurants, Inc., 17320 Red Hill Avenue, Suite 140, Irvine, CA 92614.
(5)	Percentage of ownership calculated after adding the total number of shares of Class A common stock issued upon exchange of all outstanding LLC Units held by the Continuing LLC Owners to the existing number of shares of Class A common stock outstanding as of May 26, 2016.
(6)	Percentage of ownership calculated against the total number of shares of Class A common stock outstanding as of May 26, 2016.
(7)	Prior to the date of this prospectus supplement, Reichard Bros. Enterprises, Inc. (“RBE”) beneficially owned 873,965 LLC Units directly, as well as a corresponding amount of our Class B common stock. Additionally, Mr. Reichard, as president of RBE, may be deemed the beneficial owner of the 873,965 LLC Units beneficially owned by RBE in The Habit Restaurants, LLC directly, as well as a corresponding amount of our Class B common stock. Mr. Reichard further beneficially owns 288,490 LLC Units directly, as well as a corresponding amount of our Class B common stock. Additionally, as sole manager of Habit Founders, LLC, a California limited liability company, Mr. Reichard may be deemed to beneficially own the 448 LLC Units held by Habit Founders, LLC, as well as a corresponding amount of our Class B common stock. All such LLC Units may be exchanged, pursuant to exchange procedures detailed in the LLC Agreement, for cash or shares of Class A common stock of The Habit Restaurants, Inc., at the Issuer’s election. The principal business address of RBE and Mr. Reichard is 3892 State Street, Suite 120, Santa Barbara, CA 93105.
(8)

Before giving effect to this offering, as of the date of this prospectus supplement (a) KarpReilly Investments, LLC (“KR Investments”) held 1,977,129 LLC Units and 1,977,129 shares of Class B common stock; (b) KarpReilly HB Co-Invest LLC (“KarpReilly HB”) held 1,830,105 LLC Units and 1,830,105 shares of Class B common stock; (c) Habit Restaurant Co-Invest LLC (“Co-Invest LLC”) held 1,378,225 shares of Class A common stock in The Habit Restaurants, Inc. and no LLC Units, and (d) KarpReilly GP, LLC (“KarpReilly GP”) held 88,153 shares of Class A common stock in The Habit Restaurants, Inc., 387,847 LLC Units and 387,847 shares of Class B common stock. 386,593 of the LLC Units and 386,593 of the shares of Class B common stock held by KarpReilly HB represent its beneficial ownership of LLC Units and Class B common stock held directly by PEG U.S. Direct Corporate Finance Institutional Investors III LLC, a Delaware limited liability company (“PEG Direct”) and 522 Fifth Avenue Fund, L.P., a Delaware limited partnership (“522 Fifth”). After giving effect to this offering as of the date of this prospectus supplement (a) KR Investments will hold no LLC Units and no shares of Class B common stock; (b) KarpReilly HB will hold no LLC Units and no shares of Class B common stock; (c) Co-Invest LLC will hold no shares of Class A common stock and no LLC Units, and (d) KarpReilly GP will hold no shares of Class A common stock, no LLC Units and no shares of Class B common stock. Christopher Reilly and Allan Karp may be deemed the beneficial owners of all the securities held by the entities affiliated with KarpReilly, LLC, as hereinafter described. Messrs. Reilly and Karp, as the sole managers of KarpReilly GP, which is the managing member of KarpReilly HB and Co-Invest LLC, have sole voting and dispositive power over and may be deemed the beneficial owners of all of the securities of KarpReilly HB. KarpReilly GP also has voting and dispositive control over the securities of The Habit Restaurants, Inc. and The Habit Restaurants, LLC held by each of PEG Direct and 522 Fifth listed under the title of “KarpReilly and Affiliates” in the table above, and therefore Messrs. Reilly and Karp may also be deemed the beneficial owner of such securities. Each of PEG Direct and 522 Fifth also holds securities in The Habit Restaurants, Inc. and The Habit Restaurants, LLC over which KarpReilly GP does not have voting and dispositive control, and those securities are listed separately in the table above. Additionally, Messrs. Reilly and Karp, as the sole managers of KR Investments, have sole voting and dispositive power over and may be deemed the beneficial owners of all of the securities of KR Investments. Each of Messrs. Reilly and Karp disclaim ownership of such shares except to the extent of their respective pecuniary interests therein. The principal business address of KR Investments, KarpReilly HB, and Co-Invest LLC is c/o KarpReilly, LLC, 104 Field Point Road, Greenwich, CT 06830.
(9)	J.P. Morgan Investment Management Inc. (“JPMIM”) serves as the investment adviser to each of PEG Direct and 522 Fifth and possesses voting and investment power over the reported securities. JPMIM is a registered investment adviser and exercises its voting and investment power through an investment committee of over 30 individuals in its Private Equity Group, each with an equal vote. The address for JPMIM, PEG Direct and 522 Fifth is 320 Park Avenue, New York, New York 10022.
(10)	JPMorgan Chase Bank, N.A. (“JPMCB”) serves as the investment adviser to PEG U.S. Pooled Corporate Finance Institutional Investors III LLC (“PEG Pooled”) and possesses voting and investment power over the reported securities. JPMCB is a national bank and exercises its voting and investment power through an investment committee of over 30 individuals in its Private Equity Group, each with an equal vote. The address for JPMCB and PEG Pooled is 320 Park Avenue, New York, New York 10022.